Exhibit 10.16

SUPPLEMENTAL AGREEMENT

TO

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC

MEMBER CONTROL AGREEMENT

AND

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC

LEASE AGREEMENT

          THIS SUPPLEMENTAL AGREEMENT (the “Supplement”) is entered into September 30, 2010 and made effective as of July 22, 2010 by and between Dakota Plains Transport, Inc., a Nevada corporation (“DPT”), Petroleum Transport Solutions, LLC, a Minnesota limited liability company (“PTS”) and Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company (the “Company”).

RECITALS

          A.          DPT and PTS constitute all of the members of the Company, and the parties have each executed that certain Dakota Petroleum Transport Solutions, LLC Member Control Agreement dated effective November 9, 2009 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          B.          The Company has also entered into that certain Lease Agreement dated as of the November 4, 2010 (the “Facility Lease”) covering the Company’s lease of certain real property and improvements comprising the Company’s Transloading Facility in New Town, North Dakota.

          C.          The parties have identified the need for additional site improvements and additional equipment in order to expand and enhance the operations of the Company’s Transloading Facility.

          D.          The proposed site improvements involve expanding the existing railroad tracks, installing certain electrical equipment and making other physical improvements agreed to by DPT and PTS at the Transloading Facility (the “Site Improvements”).

          E.          As of August 1, 2010, DPT was entitled to receive $172,450.44 in connection with Member Transaction Payments and PTS was entitled to receive $143,228.09 in connection with Member Transaction Payments (collectively, the “Accrued Member Transaction Payments”).

          F.           The parties desire to supplement the Agreement and Facility Lease by providing for the acquisition and economic treatment of the anticipated site improvements and new equipment.

AGREEMENTS

          NOW THERFORE, in consideration of the foregoing, the mutual terms, covenants and conditions contained in this Supplement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
SUPPLEMENT TO CONSTITUTE AMENDMENT

          1.1)          Amendment. This Supplement shall constitute a written amendment to the Agreement as contemplated by Section 10.5 thereof and the Facility Lease as contemplated by Section 26 thereof. If there is any conflict between the provisions of this Supplement on the one hand, and the Agreement or the Facility Lease on the other, the provisions of this Supplement shall govern. Except as amended hereby, all provisions of the Agreement and the Facility Lease shall continue in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement or the Facility Lease, as the case may be.

ARTICLE 2
SITE IMPROVEMENTS AND NEW EQUIPMENT

          2.1)          Nature and Purpose. As further provided herein, the Company shall obtain access to the Site Improvements and certain additional transloading equipment and related personal property (the “New Equipment”) as necessary to carry out and fulfill certain transloading contracts entered into or to be entered into by the Company with third parties.

          2.2)          Site Improvements. The nature, scope and composition of the Site Improvements are set forth on the documentation attached hereto as Exhibit A.

          2.3)          New Equipment. The nature, scope and composition of the New Equipment are set forth on the documentation attached hereto as Exhibit B.

ARTICLE 3
ACQUISITION, OWNERSHIP AND LEASES

          3.1)          Site Improvements. DPT and PTS shall work together to cause the Site Improvements to be made to the real estate on which the Transloading Facility is located. As the current owner and lessor to the Company of the real estate constituting the Transloading Facility, DPT will provide funds for the Site Improvements, and such Site Improvements shall become subject to the existing Facility Lease.

          3.1.1)          DPT will pay all costs of the Site Improvements, which are currently estimated to be $1,173,911.93. DPT will provide a final accounting of the actual costs of the Site Improvements as soon as practicable following completion of all such improvements, the aggregate amount of which, for purposes of this Supplement, shall constitute the “Improvement Costs” and be calculated as shown on Exhibit A.

3.1.2) All such Site Improvements shall be the sole property of DPT, though subject to the terms and provisions of the Facility Lease.

          3.1.3)          During the term of the Facility Lease, the Company shall be solely responsible for any and all costs and expenses required to perform all maintenance and repair of the Site Improvements, as well as the previously constructed rail service improvements.

3.1.4) DPT shall not be entitled to any Additional Rent under Section 2(b) of the Facility Lease by virtue of its payment of the Improvement Costs.

          3.2)          New Equipment. PTS shall pay all costs for the acquisition of four (4) new state of the art transloaders identical to those identified on Exhibit B (the “New Transloaders”), and PTS hereby represents and warrants that such costs are currently estimated to total $526,410.00. PTS shall provide DPT a copy of the Bill of Sale and a copy of a receipt evidencing the amount and payment for the New Transloaders from Lease Plan U.S.A. to Safe Rock LLC as soon as practicable following the acquisition thereof. The aggregate amount shown on the Bill of Sale and the receipt will constitute the “Transloader Costs.”

3.2.1) The New Transloaders shall be the sole property of PTS, though subject to the Company’s lease from PTS for a rent payment of $1.00 per month during the term of the Agreement.

          3.2.2)          The New Transloaders shall be delivered to the Company’s facility in new Town, North Dakota, and shall be used only for transloading activities of the Company unless otherwise agreed in writing by the parties. During the term of the Agreement, the New Transloaders shall not be removed from the Transloading Facility without prior written notice to DPT and without DPT’s express written consent, which consent may be withheld for any reason or no reason whatsoever in DPT’s sole and unilateral discretion.

          3.2.3)          During the term of the Agreement, the Company shall be responsible for all maintenance associated with the New Transloaders, which maintenance costs are currently estimated at $3,000 per year. The Company will not be required to expend Company funds to “rebuild” the New Transloaders at any time.

          3.3)          Documentation. DPT and PTS will each produce and deliver to the Company and to each other invoices and other reasonably requested documentation demonstrating the payment or other satisfaction of the Improvement Costs and the Transloader Costs.

          3.4)          Excess Contribution by DPT. In order to render fair and equitable the additional expenditures by the parties relating to the Site Improvements and New Equipment, the parties agree that the following provisions shall apply notwithstanding any provisions of the Agreement or the Facility Lease to the contrary:

          3.4.1)          DPT shall be forever irrevocably relieved and discharged of its previous obligation to pay PTS the amount of One Hundred Ninety-Eight Thousand Seven Hundred Sixty Seven Dollars and Twenty-Two Cents ($198,767.22) originally attributable to the existing transloader (the “Original Transloader”) as set forth on Exhibit C to the Facility Lease. The Original Transloader shall remain the property of PTS. The Monthly Base Rent due to DPT under the Facility Lease will continue to be Nineteen Thousand One Hundred Sixty-One Dollars and Sixteen Cents ($19,161.16) per month and will not be adjusted as a result of the provisions hereof.

3.4.2) Commencing August 1, 2010, the following provisions relating to distributions shall apply:

          A)          The Priority Cash Available for the Company (as defined in Section 5.2(a) of the Agreement) shall be calculated on a monthly basis (rather than on a quarterly basis as provided by Section 5.2(a) of the Agreement) and shall consist of all cash accumulated by the Company at the end of each calendar month in excess of the cash necessary to pay Third Party Expenses (i) through the end of such calendar month and (ii) through the end of the next calendar month.

          B)          Until the DPT Reimbursement (as defined in this Subsection 3.4.2 B)) has been satisfied, all of the Priority Cash Available shall be distributed as follows, and such payments shall be in lieu of the payment and distribution provisions of Section 5.2(b) and (d) of the Agreement:

          i)          On or before October 8, 2010, DPT shall be entitled to receive a distribution in the amount of $98,871.91 (the “DPT True-Up Amount”) as payment of past-due Member Transaction Payments owed to DPT pursuant to the Agreement. After payment of the DPT True-Up Amount, the Accrued Member Transaction Payments shall be adjusted such that DPT shall be entitled to receive $73,578.53 in connection with past due, unpaid Member Transaction Payments and PTS shall remain entitled to receive $143,228.09 in connection with past due, unpaid Member Transaction Payments.

          ii)          Following payment of the “DPT True-up Amount”, on a monthly basis within fifteen (15) days following the end of each calendar month, to the extent of the remaining Priority Cash Available, distributions shall be made seventy-five percent (75%) to DPT and twenty-five percent (25%) to PTS until such time as DPT shall have been repaid through such distributions an amount equal to (a) the excess of the Improvement Costs over the Transloader Costs (the “Excess Contribution”)(currently estimated to be $647,501.93) plus (b) interest on the Excess Contribution calculated at a rate of seven percent (7%) per annum from August 1, 2010 until paid. The Excess Contribution and applicable interest is collectively referred to herein as the “DPT Reimbursement”. The first payment to be made pursuant to this Subsection 3.4.2 B) ii) shall be made on October 15, 2010 out of Priority Cash Available for the months of August 2010 and September 2010. Any Member Transaction Payment remaining unsatisfied after payments described in this Subsection 3.4.2 B) shall become Suspended Member Transaction Payments payable only as described in Section 3.4.2 C) below.

          C)          No Member Transaction Payments or Suspended Member Transaction Payments shall be paid by the Company until such time as the Company has repaid the entire DPT Reimbursement. Once the Company has repaid the entire DPT Reimbursement, the Priority Cash Available for the Company shall continue to be calculated on a monthly basis as provided by Section 3.4.2 A) above and shall be distributed on a monthly basis within fifteen (15) days following the end of each calendar month in the order of priority described in this Subsection 3.4.2 C). To the extent of Priority Cash Available, the Member Transaction Payments for the calendar month just ended, plus any Suspended Member Transaction Payments shall be paid by the Company. If the Priority Cash Available is insufficient to satisfy all the obligations of the Company for the amounts described in the preceding sentence, the Priority Cash Available shall be paid one half to each Member until the obligation to one Member is fully satisfied, and the balance, if any, to satisfy any remaining such obligations to the other Member. Any remaining unpaid obligations for such month under this subsection shall be treated as “Suspended Member Transaction Payments” and shall be taken into account in determining the following month’s payments.

          D)          The terms and provisions of Subsections 3.4.2 B) and 3.4.2 C) shall cease to apply and the existing provisions of the Agreement shall apply at such time as the Company has repaid the entire DPT Reimbursement and all Suspended Member Transaction Payments have been made.

ARTICLE 4
MISCELLANEOUS

          4.1)          No Payment with Respect to Guarantee. Western Petroleum Company (the sole member of PTS) (“Western”) has agreed to guarantee certain performance obligations of the Company to UET in connection with the transloading agreement entered into between the Company and UET. Neither PTS nor Western will be entitled to any compensation or preferential payments as consideration for Western entering into such guarantee.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Members have executed this Agreement effective as of the date first above written.

Dakota Plains Transport, Inc.

By /s/ James R. Reger
Its Chief Executive Officer

Petroleum Transport Solutions, LLC

By /s/ William A. Emison
Its President

Dakota Petroleum Transport Solutions, LLC

By /s/ William A. Emison
Its Chief Manager, CEO & Secretary

SIGNATURE PAGE TO
SUPPLEMENTAL AGREEMENT TO
DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC
MEMBER CONTROL AGREEMENT

EXHIBIT B

New Equipment